Exhibit 99.01

999 Waterside Drive, Suite 800 Norfolk, VA 23510 757-222-9500 (Phone) 757-222-9502 (Fax)

NEWS RELEASE

From: Lori Ann Peters, Director - Shared Services	April 7, 2005
(757) 222-9602	For Immediate Release

Royster-Clark Posts Record Sales and Earnings

New York, NY, April 7, 2005 — Royster-Clark Inc. has released its financial statements for the year ended December 31, 2004. Revenues and earnings for the year reached record levels. Net sales of $1,071.0 million represented an increase of $111.2 million (11.6%) over last year and set a new record high. Operating income of $29.2 million increased $5.6 million (23.6%) compared to 2003 and also represented a new best ever annual figure for the company. Earnings Before Interest, Taxes, Depreciation, Amortization and Losses on disposal or write-down of fixed and other non-current assets (“EBITDA”) of $56.7 million increased of $3.4 million compared to $53.3 million recorded in 2003. (A reconciliation of these EBITDA figures with net income (loss) is set forth below.) Net income of $1.0 million improved by $ 22.3 million from the loss of $21.3 million last year. The improvement consisted of a $7.2 million improvement in profits before tax and also resulted from a $15.1 non-cash charge required by GAAP to be taken in 2003 as a full valuation allowance for net deferred tax assets.

In a prepared statement, Chairman and Chief Executive Officer, Francis P. Jenkins, Jr., offered the following comments concerning the company’s performance in 2004 and the outlook for 2005.

“We are pleased with the performance of the company throughout 2004. We overcame several challenges during the year to get to these results. Notably, strong fertilizer price increases throughout the spring planting season put significant pressures on margins throughout the industry. Also, crop protection markets continued to weaken during 2004 with growing pressure from biotechnology and from generic product alternatives. And finally, weather patterns in the second half of the year were far less favorable than they had been during 2003. In spite of these factors, the overall environment was positive in 2004 with good demand from growers and good weather through the spring planting season. We continue to reap benefits from a highly motivated workforce, a solid business strategy and award-winning information systems. In the face of increased volumes, wage and benefits inflation and rampaging energy costs, our overall selling, general and administrative expenses were, once again, less than the previous year. And, in spite of inflationary increases in inventories and receivables, we lowered our use of revolving credit — owing almost $18 million less at the end of 2004 than we did at the end of 2003 and correspondingly reducing our borrowing costs.

“It is still a little early to say much about 2005. As usual, we have some concerns this time of the year, but our customers have generally had a successful 2004 and seem optimistic for 2005. Prepays are generally a good indicator and once again this March we have reached a new record level. Finally, another positive indicator – our revenues for the first quarter are very comparable to last year in spite of much less favorable spring weather. All in all—we believe, at least for now, that conditions for our industry will continue to be favorable in 2005.”

— End of Prepared Statement —

Highlights of the Company’s summary of operations and balance sheet are shown below.

ROYSTER-CLARK, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

Years ended December 31, 2004 and 2003

(Dollars in thousands)

	2004	2003
Net sales	$1,071,019	959,863
Cost of sales	884,182	777,742

Gross profit	186,837	182,121

Selling, general and administrative expenses	156,713	157,130
Loss on disposal of property, plant and equipment, net	970	1,406

Operating income	29,154	23,585

Interest expense	(27,818)	(29,479)

Income (loss) before income taxes	1,336	(5,894)

Income tax expense-a)	311	15,444

Net income (loss)	$1,025	(21,338)

EBITDA Reconciliation to GAAP Measures

Net income (loss)	1,025	(21,338)
Add back:

Income tax expense-a)	311	15,444
Interest expense	27,818	29,479
Loss on disposal of fixed and other non-current assets	970	1,406
Depreciation and amortization	26,615	28,284

EBITDA	56,739	53,275

(a-	Income tax expense in 2003 consists principally of non-cash charges required by GAAP to provide a valuation allowance for net deferred tax assets.

ROYSTER-CLARK, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2004 and 2003

(Dollars in thousands)

	2004	2003
Assets
Current assets:
Cash	$367	886
Trade accounts receivable, net of allowance for doubtful accounts of $5,059 and $5,938 at December 31, 2004 and 2003, respectively	88,580	85,304
Other receivables	4,779	19,983
Inventories	283,937	255,365
Prepaid expenses and other current assets	2,733	2,876

Total current assets	380,396	364,414

Property, plant and equipment, net	149,047	165,685
Goodwill	16,540	16,540
Deferred financing costs, net of accumulated amortization of $11,299 and $9,018 at December 31, 2004 and 2003, respectively	8,117	9,904
Other assets, net	7,970	9,375

	$562,070	565,918

Liabilities and Stockholder’s Equity
Current liabilities:
Customer deposits	87,943	65,004
Accounts payable	59,988	69,461
Accrued expenses and other current liabilities	26,127	25,234

Total current liabilities	174,058	159,699

Senior Secured Credit Facility	125,224	142,979
10 1/4% First Mortgage Notes due 2009	200,000	200,000
Other long-term liabilities	7,546	8,548

Total liabilities	506,828	511,226

Stockholder’s equity
Common stock, no par value. Authorized 350,000 shares; issued and outstanding at December 31, 2004 and 2003, 1 share	—	—
Additional paid-in capital	88,599	88,599
Accumulated deficit	(32,233)	(33,158)
Accumulated other comprehensive loss	(1,124)	(749)

Total stockholder’s equity	55,242	54,692

	$562,070	565,918

For more information about the company and its products see our recently filed Annual Report on Form 10-K by visiting www.sec.gov/edgar/searchedgar/webusers.htm or visit our web sites at www.roysterclark.com, www.vigoroseed.com, www.glotell.com and www.rainbowplantfood.com.

This news release contains forward-looking statements that are subject to risks and uncertainties. These statements are based on current expectations; actual results may differ materially. Among the factors that could cause actual results to differ materially are general business and economic conditions; weather conditions; constraints in the availability of products and materials required to conduct the company’s business; transportation constraints; market acceptance of the company’s products, including the failure of products to generate anticipated sales levels; and, difficulties or delays in receiving required governmental or regulatory approvals.

For more information, contact Paul Murphy, 757-222-9513.

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